Exhibit 10.02

LEASE MOU TERMINATION AGREEMENT

This Lease MOU Termination Agreement (the “Agreement”) is entered into by and between Valero Corporate Services Company, a Delaware corporation (“VCSC”), and Valero Logistics Operations, L.P. (“VLI”), as of the 22nd of December, 2006.

BACKGROUND

A.                                   VCSC and VLI entered into a Memorandum of Understanding (“MOU”), effective January 1, 2006 regarding an Office Lease Agreement detailing certain terms associated with the proposed lease of space by VCSC to VLI in a new building presently under construction at VCSC’s corporate headquarters located at One Valero Way, San Antonio, Texas.  A copy of the MOU is attached as Exhibit A to this Agreement.

B.                                     VLI now desires to move to a different facility located elsewhere in San Antonio.

C.                                     VCSC and VLI wish to terminate the MOU.

AGREEMENT

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, VCSC and VLI agree to terminate the MOU as of the date hereof.

IN WITNESS WHEREOF, VCSC and VLI have executed this Agreement as of the date first referenced above.

VALERO CORPORATE SERVICES COMPANY

BY:	/s/ Michael S. Ciskowski
NAME:	Michael S. Ciskowski
TITILE:	Executive Vice President

VALERO LOGISTICS OPERATIONS, L.P.

BY: VALERO GP, INC., ITS GENERAL PARTNER

BY:	/s/ Curtis V. Anastasio
NAME:	Curtis V. Anastasio
TITILE:	President & C.E.O.

EXHIBIT A

MEMORANDUM OF UNDERSTANDING ATTACHED

Memorandum of Understanding
Regarding Office Lease Agreement
Between
Valero Corporate Services Company, as Landlord, and
Valero Logistics Operations, L.P., as Tenant

This Memorandum of Understanding, by and between Valero Corporate Services Company, a Delaware corporation, and Valero Logistics Operations, L.P., a Delaware limited partnership, will serve to document the agreement of such parties on the principal terms of an Office Lease Agreement (the “Lease Agreement”) to be executed by the parties. The parties agree to more fully memorialize these agreements in the Lease Agreement no later than March 31, 2006, or such other date as may be mutually agreed to by the parties. Until such Lease Agreement is executed and delivered on behalf of the parties, the terms of this Memorandum of Understanding shall be binding on the parties.

Principal Terms of Lease Agreement:

Landlord:	Valero Corporate Services Company

Tenant:	Valero Logistics Operations, L.P.

Leased Premises:            All of a floor (approximately 63,803 square feet, floor to-be-determined) of the to-be-constructed office building (the “Building”) totaling approximately 259,455 square feet at Valero corporate headquarters (the “Project”), in San Antonio, Bexar County, Texas, located on that certain parcel of land (the “Land”) replatted as Lot 6, Block 2, NCB 14746, recorded in Book 9568, Page 191, Plat Records of Bexar County, Texas.

Effective Date:	January 1, 2006

Initial Term:	25 years from Rent Commencement Date (defined below)

Renewal Option(s):	One (1) option, for a period of 10 years

Rent Commencement Date:                The earlier of (i) the Substantial Completion Date (defined below) or (ii) the date of Tenant’s beneficial occupancy of the Leased Premises for the conduct of its business therein. For purposes hereof, the “Substantial Completion Date” means the date on which the initial leasehold improvements to the Leased Premises are completed in all material respects in substantial compliance with the final plans and permits and the Leased Premises are ready for occupancy.

Use:	General office use, and related administrative and ancillary purposes

Base Rent:	Initial Term:

For first 5 years:   $1,598,000 per year;

For the next 5 years, Base Rent shall be adjusted based on changes in the CPI Index;

Thereafter, at the beginning of each 5 year period for the remainder of the Initial Term, Base Rent shall be adjusted to reflect the actual market rent for comparable office space.

The Base Rent includes Tenant’s proportionate share (based on a fraction, the numerator of which is the rentable square footage of the Leased Premises, and the denominator of which is the rentable square footage of the Building and the other buildings at the Project) of (i) Landlord’s operating expenses, such as HVAC, janitorial services, and the other Landlord Services (defined below), (ii) the real property ad valorem taxes assessed or imposed on the Project, and (iii) Landlord’s insurance costs relating to the Project.

Renewal Period:

At the beginning of the renewal period (if applicable), and again after the expiration of the first 5 years of the renewal period, the Base Rent shall be adjusted to reflect the actual market rent for comparable office space.

Change of Control Provision:            In the event of a change of control (“Change of Control”) of Valero L.P. or Valero GP Holdings, LLC, Landlord may, in its sole discretion, declare default by Tenant under the lease, for which Landlord will have all remedies available to it under the lease, including the right to evict Tenant with 6 months prior notice (such 6 month notice period shall only apply if the Change of Control is the sole Tenant default).

Remedies upon Tenant Default:        Lease shall contain standard Landlord remedies upon Tenant default, including (without limitation) acceleration of rent.

Relocation of Landlord’s Headquarters:          If Landlord’s corporate headquarters are relocated to any other location, Landlord may terminate the Lease on 12 months prior written notice.

Initial Tenant Improvements/Alteration Rights:             Landlord shall be responsible, at its sole cost and expense, for initial tenant improvements/finish-out of Leased Premises, based on plans approved by Landlord and Tenant; after the Commencement Date, Tenant may make non-structural changes to the Leased Premises without Landlord’s consent (structural changes shall require Landlord’s prior written consent, in its sole discretion).

Furnishings & Moving Expenses:    Landlord shall provide Tenant with all furnishings being used by Tenant in Landlord’s other buildings as of the Rent Commencement Date.

All furnishings required by Tenant after the Rent Commencement Date shall be at Tenant’s sole cost and expense.  Landlord shall move Tenant into the Leased Premises at its sole cost and expense.

No Representations or Warranties:  The Leased Premises shall be leased on an “AS IS”, “WITH ALL FAULTS” basis, with no express or implied representations or warranties provided by Landlord; provided that, to the extent that any express warranties form third party contractors relating to the initial tenant improvements to the Leased Premises are partially assignable to Tenant, Landlord shall partially assign such warranties to Tenant.

Landlord Services/Maintenance Responsibilities;  Tenant Maintenance Responsibilities:  Landlord shall be responsible for providing (i)  maintenance and repair of the roof, exterior walls, foundations and other structural elements of the Building; (ii)  the following with respect to the Leased Premises:  janitorial services, elevator service, electrical services, HVAC, replacement of lamps and ballasts in ceiling, water and sewer service for the restrooms, and routine plumbing repairs; (iii)  grounds and landscaping maintenance; and (iv)  parking lot maintenance (collectively, “Landlord Services”). Tenant shall be responsible for providing all other maintenance and repairs to the Leased Premises.

License to Use Certain Amenities:  As long as Landlord is providing the Campus Amenities (defined below) to its employees at the Project, then Tenant’s employees at the Leased Premises shall have a license to use the Campus Amenities, within the areas at the Project or on Landlord’s adjacent campus designated by Landlord in its sole discretion, at no additional cost to Tenant other than any costs charged to Landlord’s employees therefore.  Notwithstanding the foregoing, Landlord may terminate the license (or any portion thereof, in Landlords’ sole discretion) described in this paragraph at any time upon thirty (30) days written notice to Tenant after a Change of Control.  For purposes hereof, the term “Campus Amenities” means the following:  cafeteria services provided by Aramark Food Services, Inc.  (or other entity designated by Landlord in its sole discretion); fitness center, walking/jogging trials, and basketball and tennis courts owned by Landlord at the Project; fitness services provided by MediFit Corporate Services, Inc. (or other entity designated by Landlord in its sole discretion); massage therapy provided by any person or entity designated by Landlord in its sole discretion; and any other similar kinds of services that may be provided by Landlord at the Project to Landlord’s employees at the Project in the future, as may be designated by Landlord in its sole discretion.

Tenant’s Right to Assign or Sublease:  Tenant may not assign any of its interest in the lease or sublet all or any portion of the Leased Premises without Landlord’s prior written consent, in Landlord’s sole discretion.

Security:  Subject to the provisions below, Landlord shall provide security services for the project, including the parking garage and the Leased Premises.

Indemnity:             The lease will contain typical indemnities (contained in standard office leases) from Tenant in favor of Landlord; provided that Tenant shall release, indemnify and hold harmless Landlord from and against any and all claims of Tenant’s employees arising from the security, health, and/or fitness services (each of which is described above) at the Project or the exercise of any of the rights under the license described above by Tenant’s employees, including, without limitation, any such claim caused by or resulting from Landlord’s negligence.  The lease will include the necessary provisions to comply with the express negligence standards of the laws of the State of Texas.

Insurance:             The lease will describe the insurance coverage (as typically required by Landlord) that Tenant shall provide at its sole cost and expense, with Landlord named as an additional insured.

Taxes:                     Tenant shall be responsible for payment of all taxes and assessments levied or assessed upon Tenant’s fixtures, furniture and personal property located in or about the Leased Premises.

Parking:                  Tenant shall be entitled to a pro-rata share of the parking spaces located in the parking garage to be constructed adjacent to the Building, including a pro-rata share of the reserved spaces, based on its proportionate share (made up of a fraction, the numerator of which is the rentable square footage of the Leased Premises in the Building, and the denominator of which is the rentable square footage in the Building), all at no additional cost.

Brokerage Commissions:                    None.  The lease shall contain a mutual indemnity for any claim for brokerage commissions in connection with the lease arising by, through or under the indemnifying party.

The parties agree that this Memorandum of Understanding shall be binding upon their respective successors and assigns, and that either party may assign its rights and obligations hereunder to one or more affiliates without the other party’s prior written consent.  This Memorandum of Understanding may be amended only by an instrument in writing signed by both parties.  This Memorandum of Understanding shall be superseded by the Lease Agreement upon the complete execution of the Lease Agreement.  THIS MEMORANDUM OF UNDERSTANDING SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.  THIS MEMORANDUM OF UNDERSTANDING WAS PREPARED BY BOTH PARTIES HERETO AND NOT BY ONE PARTY TO THE EXCLUSION OF THE OTHER PARTY.

[signatures contained on next page]

The parties, by the signature of the duly authorized officers below, agree to terms set forth above, effective as of January 1, 2006.

“Landlord”
VALERO CORPORATE SERVICES COMPANY

By:	/s/ Mike Ciskowski
Mike Ciskowski, Executive Vice President

“Tenant”

VALERO LOGISTICS OPERATIONS, L.P.

By: Valero GP, Inc., its General Partner

By:	/s/ Curtis V. Anastasio
Curtis V. Anastasio, President